Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-110330 and No. 333-110331) of Portfolio Recovery Associates, Inc. of our report dated February 6, 2004 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Harrisburg, Pennsylvania
February 6, 2004